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                                                                    EXHIBIT 10.5


                  [Letterhead of The Washington Post Company]


                                                                     May 9, 1991


Richard D. Simmons
Box 242
Sperryville, Virginia  22740

Dear Dick:

        In view of your belief that the time has come to hand over the reins of The Washington Post Company to a new generation, you have expressed your desire to step down as President of the Company on May 9, 1991, and to resign effective June 30, 1991. During your ten years with the Company you have accomplished much and contributed significantly to the success of the Company. Fortunately for the Company, you have agreed on a consulting basis to provide your management skills, leadership and advice on business matters affecting the Company and to assist in managing the International Herald Tribune, S.A., in which the Company has a 50% ownership interest. This letter is intended to express our agreement with respect to your resignation and related matters.

        1. On June 30, 1991, the effective date of your resignation, you shall cease to be an employee of the Company.

        2. For a period of three years commencing July 1, 1991, and ending June 30, 1994, you have agreed (i) to consult and advise on business matters affecting the Company and (ii) to assist in managing the Company's interest in the International Herald Tribune, S.A., including being the person designated by the Company to hold the office of President and directeur de la publication, as provided in the Shareholders' Agreement dated as of April 26, 1991, among the Company, The New York Times Company and I.H.T. Corporation. As consideration for providing such consulting services and assistance, the Company will pay you a fee of $300,000 a year, to be paid in equal quarterly installments of $75,000 each, payable at the beginning of each quarter. For purposes of tax withholding and reporting, such fee shall be deemed to be compensation. In no event, however, shall you be entitled to any benefits generally afforded employees of the Company. In addition the Company will provide you with office space and secretarial services as needed and will reimburse you upon submission of appropriate documentation for all reasonable travel and entertainment expenses incurred in providing such consulting services.

        3. (a) Ownership of the 458 restricted shares of Class B Common Stock of the Company ("Stock") awarded to you in January 1991 under the Long-Term Incentive Compensation Plan of the Company (the "Plan") will revert to the Company


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Richard D. Simmons
May 9, 1991
Page 2



on June 30, 1991. The restrictions on 273 (30/48ths of 436) Shares awarded to you under the Plan in January 1989 will terminate upon your resignation in accordance with the terms of the Plan and ownership of the remaining 163 Shares will revert to the Company.

        (b) With respect to 4,494 Performance Units awarded to you in January 1991 under the Plan, such Units will be effectively extinguished upon your resignation. However, with respect to 4,176 Performance Units awarded to you under the Plan in January 1989, the value of those Performance Units multiplied by 30/48 less any applicable deductions will be paid to you as soon as practicable after determination of the Payout Value for such Units (i.e., 90-120 days after the end of the Company's fiscal year 1992).

        (c) To the extent an annual incentive award would have been payable to you under the Company's Annual Incentive Compensation Plan had you remained an employee through December 31, 1991, a pro rata portion (6/12ths) of that award will be paid to you as soon as practicable after determination (i.e., February
1992) of the amount of such award based on the Company's financial performance for 1991.

        4. (a) Except as provided herein, during the term of this consulting agreement, you shall refrain from directly or indirectly engaging in any activity which may be deemed competitive with, or rendering any services in any capacity to or on behalf of any person, firm or corporation directly or indirectly engaged in any business then conducted by the Company or any of its subsidiaries or affiliates. At no time, whether before or after June 30, 1991, shall you knowingly or intentionally take any action detrimental to the best interests of the Company, its subsidiaries or affiliates, including but not limited to disclosures to third parties of information confidential to the Company, its subsidiaries and affiliates.

        (b) The obligations of the Company hereunder are expressly conditioned on your full and faithful performance of your agreement contained in paragraph 4 (a) above.

        5. In consideration of the undertakings contained in paragraph 4(a) above, the Company will (i) continue to credit all amounts credited to the Deferred Account established pursuant to your original employment agreement with the Company dated August 31, 1981, with interest in the same manner as is currently being done until the earlier of June 30, 1994, or your death, with the payout of such Deferred Account to be done in ten equal annual installments adjusted proportionately to commence on July 15, 1994, and (ii) subject to both Board of Directors' approval and Class A shareholder approval of an amendment to the Company's Stock Option Plan, extend the periods for exercising (A) the non-qualified stock option to acquire

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Richard D. Simmons
May 9, 1991
Page 3



5,000 Shares granted on December 13, 1988 and (B) the non-qualified stock option to acquire 5,000 shares granted on December 12, 1989, to December 13, 1998 and December 12, 1999, respectively, which dates coincide with the original expiration dates of the options.

        6. In the event of your death prior to receiving the appropriate monies due as outlined in paragraphs 3(b) and 5 above, any monies due will be paid to your wife, if she survives you; otherwise such payments shall be made to your estate. All other benefits due under various benefit plans of the Company will be distributed in accordance with standard Company policy and applicable federal and state laws.

        7. The arrangements provided for in this letter include all vacation, severance or other entitlements in full to which you might otherwise be entitled upon termination of your employment at the Company. This letter contains the entire agreement between you and the Company concerning your employment with the Company, your resignation therefrom and any claims you may have with respect thereto and constitutes your release of the Company concerning any and all such claims.

        If the foregoing correctly sets forth our agreement, please so indicate by signing and returning the enclosed copy of this letter.

                                                            Sincerely,

                                                            /s/ Katharine Graham

Acknowledged and Agreed:


/s/  Richard D. Simmons
-----------------------
     Richard D. Simmons

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                  [Letterhead of The Washington Post Company]


                                                                   June 30, 1994


Mr. Richard D. Simmons
President
International Herald Tribune S.A.
1150 15th Street N.W.
Washington, D.C.  20071

Dear Dick:

        This is to confirm that you have agreed to an extension through March 31, 1996, of your consulting agreement dated May 9, 1991, on the same terms as conditions as set forth therein except with regard to your compensation for providing such services which shall be reduced to $100,000 on an annualized basis starting July 1, 1994.

                                                           Sincerely,

                                                           /s/  Donald E. Graham


Acknowledged and agreed:



/s/ Richard D. Simmons
----------------------
    Richard D. Simmons